UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2008
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-32859	11-3626383
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.

(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
     Item 1.03. Bankruptcy or Receivership.
     As previously disclosed, on November 7, 2008, Franklin Bank, S.S.B. (the “Bank”), the wholly-owned subsidiary of Franklin Bank Corp. (“Franklin”), was closed by the Texas Department of Savings and Mortgage Lending and the Federal Deposit Insurance Corporation was appointed as receiver of the Bank.
     Franklin’s principal asset was the common stock that it owned in the Bank, and, as a result of the receivership of the Bank, Franklin has very limited remaining tangible assets. Consequently, on November 12, 2008, Franklin commenced a voluntary case under chapter 7 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware.
Section 2 — Financial Information
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Franklin’s filing for bankruptcy resulted in an event of default under the terms of the indentures governing Franklin’s 4% Contingent Convertible Senior Notes due 2027 (the “Convertible Notes”) and junior subordinated debt securities, and the related trust preferred securities of Franklin’s subsidiaries, Franklin Bank Capital Trust I, Franklin Capital Trust II, Franklin Capital Trust III and Franklin Capital Trust IV (the “Trust Preferred Securities”). Upon occurrence of this event of default, the entire outstanding balance and all accrued, but unpaid, interest relating to the Convertible Notes and the Trust Preferred Securities became immediately due and payable.
     Additionally, as a result of Franklin’s filing for bankruptcy, Franklin expects to receive notices from substantially all of the counterparties (including, without limitation, lenders) to its material agreements of alleged events of default under those agreements and of those counterparties’ intentions to terminate those agreements or accelerate Franklin’s performance of those agreements. In the event of a default by Franklin under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, Franklin’s financial and other obligations under such agreements may be accelerated. Franklin may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under Franklin’s other agreements.
Section 3 — Securities and Trading Markets
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On November 11, 2008, Franklin received a letter from the Nasdaq Listing and Hearing Review Council (the “Listing Council”) announcing that the Listing Council has withdrawn its call for review of the September 17, 2008 decision of the Nasdaq Listing Qualifications Panel and has lifted the stay of delisting. As a result, Franklin’s common stock, which is halted from trading as of the date hereof, will be suspended from trading on The Nasdaq Stock Market (“Nasdaq”) effective at the open of business on November 13, 2008, and Nasdaq will move to delist Franklin’s common stock. At this time, Franklin does not intend to appeal this determination.
     The trading of Franklin’s Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”), which is listed on the American Stock Exchange, Inc. (the “AMEX”), has been halted. Franklin expects to receive a letter from the staff of the AMEX announcing that the Preferred Stock will be suspended from trading on the AMEX and the AMEX will move to delist the Preferred Stock. At this time, Franklin does not intend to appeal this determination.
Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In connection with the receivership of the Bank and Franklin’s filing for bankruptcy, effective November 12, 2008 Mr. Lewis S. Ranieri, Dr. Lawrence Chimerine, Ph.D. and Messrs. David M. Golush, James A. Howard, C.P.A., Robert A. Perro, John B. Selman and William B. Rhodes have resigned from the board of directors of Franklin and all committees thereof, and Messrs. Russell McCann, David Jones and Glenn Mealey and Ms. Darlene Tregre, Franklin’s Chief Financial Officer and Treasurer, Executive Vice President and General Counsel, Assistant Secretary and Secretary, respectively, have all resigned as officers of Franklin. After giving effect to the resignations, Alan E. Master, a director and the President and Chief Executive Officer of Franklin, is the sole remaining director and officer of Franklin.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.

Dated: November 12, 2008

	By:	/s/ Alan E. Master

Alan E. Master
President and Chief Executive Officer